Exhibit 99.3

H&E EQUIPMENT SERVICES, INC.

LETTER TO HOLDERS

To Holders of 5.6250% Senior Notes Due 2025:

H&E Equipment Services, Inc., a Delaware corporation (the “Company”), GNE Investments, Inc., a Washington corporation, Great Northern Equipment, Inc., a Montana corporation, H&E California Holding, Inc., a California corporation, H&E Equipment Services (California), LLC, a Delaware limited liability company, H&E Equipment Services (Mid-Atlantic), Inc., a Virginia corporation, and H&E Finance Corp., a Delaware corporation (collectively, the “Guarantors”), are offering, upon and subject to the conditions set forth in the Prospectus, dated             , 2018 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”), in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof, its new 5.6250% Senior Notes Due 2025 that have been registered under the Securities Act of 1933, as amended (the “New Notes”), and the guarantees thereof (the “New Guarantee”) for any and all of its outstanding 5.6250% Senior Notes Due 2025 issued on August 24, 2017 and November 22, 2017 (the “Old Notes”) and the guarantees thereof (the “Old Guarantee”), of which $950,000,000 principal amount is outstanding. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offer” include the Guarantors’ offer to exchange the New Guarantee for the Old Guarantee, references to the “New Notes” include the related New Guarantee and references to the “Old Notes” include the related Old Guarantee. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in (i) the Registration Rights Agreement, dated August 24, 2017, by and among Company, GNE Investments, Inc., Great Northern Equipment, Inc., H&E California Holding, Inc., H&E Equipment Services (California), LLC, H&E Equipment Services (Mid-Atlantic), Inc., H&E Finance Corp. and Wells Fargo Securities, LLC and (ii) the Registration Rights Agreement, dated November 22, 2017, by and among the Company, the Guarantors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC.

Briefly, you may either:

a.    Tender all or some of your Old Notes, along with a completed and executed Letter of Transmittal, and receive New Notes in exchange; or

b.    Retain your Old Notes.

All tendered Old Notes must be received on or prior to             , 2018 at 5:00 p.m., New York City time, unless the Company extends the Exchange Offer, as shown in the accompanying Prospectus.

Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions relating to the terms of the Exchange Offer or questions regarding the Letter of Transmittal or the appropriate procedures for tendering your Old Notes, please call or write to:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporation Trust Operations – Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, New York

Attn:

Telephone: